CONTACT:
John Beisler
VP – Investor Relations
805-745-7750

CKE RESTAURANTS, INC. REPORTS THIRD QUARTER PRE-TAX INCOME OF $19.5 MILLION, A 19.1% INCREASE
OVER PRIOR YEAR

Third Quarter Net Income of $9.5 Million or $0.13 per Diluted Share

CARPINTERIA, Calif. — December 12, 2006 — CKE Restaurants, Inc. (NYSE:CKR) announced today third quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the twelve weeks ended November 6, 2006.

Third Quarter Highlights

•	Third quarter net income was $9.5 million, or $0.13 per diluted share, versus $15.8 million, or $0.23 per diluted share, in the prior year quarter. This year’s results include $10.1 million (or $0.14 per diluted share) in income tax expense versus $0.6 million (or $0.01 per diluted share) in the prior year quarter.

•	For the first three quarters of fiscal 2007, the Company’s net income was $39.8 million, or $0.57 per diluted share, compared to net income of $40.3 million, or $0.60 per diluted share, in the prior year comparable period. This year’s results include $32.5 million (or $0.45 per diluted share) in income tax expense, versus $1.7 million (or $0.02 per diluted share) in the prior year’s comparable period.

•	Third quarter income before taxes grew to $19.5 million, a $3.1 million, or 19.1 percent, increase over the prior year quarter. This year’s pretax results include a $2.8 million, or $0.04 per diluted share, charge related to the induced conversion of a portion of the Company’s convertible notes. Excluding this item, income before taxes for the quarter would have been $22.3 million, a 36.2 percent increase, compared with $16.4 million in the prior year quarter. During the quarter, the Company also incurred $2.0 million of stock compensation expense, while it incurred no significant comparable expense in the prior year quarter.

•	Same-store sales increased 6.2 percent at Carl’s Jr.® and 5.6 percent at Hardee’s® company-operated restaurants, compared to the prior year quarter.

•	Restaurant operating costs at Carl’s Jr. company-operated stores decreased 20 basis points, compared to the prior year quarter, to 77.5 percent of company-operated revenue. The improvement was primarily due to the favorable impact of sales leverage on labor costs, which more than offset a favorable adjustment to workers’ compensation reserves in the prior year quarter that did not recur to the same extent this year.

•	Restaurant operating costs at Hardee’s company-operated stores decreased 250 basis points, compared to the prior year quarter, to 81.7 percent of company-operated revenue. The improvement was primarily due to lower food and packaging costs, as well as the favorable impact of sales leverage on labor and occupancy expense.

•	Average unit volumes for the trailing thirteen periods increased to $1,416,000 and $907,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year quarter was $364.9 million, a 6.0 percent increase from the prior year quarter.

•	For the forty weeks ended November 6, 2006, the Company generated earnings before interest, taxes, depreciation and amortization and facility action charges (“Adjusted EBITDA”) of $139.0 million. For the trailing four fiscal quarters, the Company generated Adjusted EBITDA of $177.8 million.

•	The Company repurchased 524,400 shares of common stock during the quarter at a total cost of $10.0 million. During the quarter, the Company’s Board of Directors increased our common stock repurchase authorization by an additional $50.0 million, bringing the total authorization to $100.0 million. As of November 6, 2006, $56.4 million of this authorization remained available for future repurchases.

•	During the quarter ended November 6, 2006, $38.4 million aggregate face amount of the Company’s convertible notes were converted into common stock. As of the end of the quarter, the total amount of notes converted was $89.8 million, or 85.5 percent of the original $105.0 million principal amount issued.

•	Fully diluted shares outstanding for the twelve and forty weeks ended November 6, 2006, were 72.0 million and 72.7 million, respectively.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said:

“We are pleased to report income before taxes of $19.5 million for the third quarter, an improvement over the prior year’s result of $16.4 million. We achieved this improvement despite a $2.8 million charge associated with the induced conversion of a portion of our convertible notes. Excluding this item, income before taxes for the third quarter would have been $22.3 million, a 36.2 percent increase over the prior year quarter.”

“We continue to improve the financial position of the Company, allowing us to return capital to shareholders. During the quarter, we repurchased $10.0 million of common stock, bringing the year to date repurchase total to $34.0 million. Between our common stock repurchases and dividends, we are on course to return more than $48 million to shareholders in fiscal 2007.”

“During the quarter, we also reduced our outstanding convertible debt by an additional $38.4 million pursuant to unsolicited offers by certain of our convertible note holders to convert their notes into common stock in return for an inducement payment. We incurred $2.8 million in conversion inducement expense during the third quarter. In total, these conversions have resulted in an $89.8 million reduction of our outstanding debt and total conversion inducement expense of $6.4 million (which is less than the net present value of the remaining interest on the convertible notes between the dates they converted and their call date in October 2008). We now have $15.2 million in convertible notes outstanding.”

“As previously announced, we have acquired 57 Hardee’s restaurants in the Georgia market through a series of transactions, the last of which was completed in the third quarter. This most recent purchase of 14 restaurants, including land, buildings and equipment in the Atlanta area for $6.5 million, makes the Company the largest Hardee’s operator in the state. We believe Georgia can be an integral part of the Hardee’s growth plan, and look forward to developing company-operated stores within the Atlanta market as well as increasing franchise growth in the region.”

“Despite our common stock repurchases, the conversion inducement expense and the Atlanta purchase, we also reduced our term loan debt by $9.3 million during the third quarter, for a fiscal year to date total repayment of $28.7 million. As of the end of the third quarter, the combined balances of our term loan and our remaining convertible debt is $85.2 million, a $118.6 million reduction since the beginning of fiscal 2007.”

“Both Carl’s Jr. and Hardee’s were able to reduce total restaurant operating costs as a percentage of company-operated revenue during the third quarter, thanks to our ability to leverage our strong same-store sales growth driven by our premium quality product strategy, as well as favorable food commodity costs.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 6.2 percent during the third quarter, lapping a slight decline in the prior year quarter. Revenues at company-operated Carl’s Jr. restaurants increased $2.5 million, or 1.9 percent, over the prior year quarter,” continued Puzder. “During the quarter, Carl’s Jr. promoted its popular ’meat-as-a-condiment’ Pastrami Burger™, as well as the Smoked Sausage Breakfast Sandwich™ during the breakfast daypart. Average unit volume at Carl’s Jr. increased to $1,416,000 – a $75,000 increase since the end of fiscal 2006. As of the end of period 11, average unit volume at Carl’s Jr. further increased to an all-time high of $1,422,000.”

“Carl’s Jr. reduced its cost of restaurant operations at its company-operated stores by 20 basis points over the prior year quarter, to 77.5 percent of company-operated revenue. The improvement was due primarily to the impact of sales leverage on labor costs. It should be noted that the prior year quarter included favorable workers’ compensation adjustments that did not recur to the same extent this year. As a result, Carl’s Jr. generated $17.2 million of operating income during the third quarter, compared to $17.8 million in the prior year quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 5.6 percent during the third quarter, compared to a 3.5 percent decline in the prior year quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants increased $14.2 million, or 10.6 percent, over the prior year quarter. Hardee’s featured the Jalapeño Thickburger™ during the quarter and also reintroduced the Loaded Breakfast Burrito™ during the breakfast daypart. Hardee’s average unit volume increased to $907,000, a $33,000 increase from the end of fiscal 2006. As of the end of period 11, average unit volume at Hardee’s further increased to $911,000, a ten-year high for the brand.”

“Hardee’s cost of restaurant operations at its company-operated stores improved 250 basis points over the prior year quarter, to 81.7 percent of revenue. The improvement was due to lower food commodity costs, as well as the impact of sales leverage on labor expense and better fixed cost leverage as a result of our same-store sales increase. For the third quarter, Hardee’s generated operating income of $10.8 million, which is an improvement of $6.5 million, or 151.8 percent, over the prior year operating income of $4.3 million.”

“We will continue to focus on our premium product strategy and restaurant fundamentals through our ‘Six Dollar Service’ initiative, as well as our effective advertising. We will also invest our capital with the Company’s best long-term interest in mind, including the remodeling of our company-operated store base, new unit growth and the continued dual-branding rollout at both of our core brands. We are very pleased with our results for the third quarter and look forward to continuing to provide value to our stockholders,” Puzder concluded.

As of the end of its fiscal 2007 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,113 franchised, licensed or company-operated restaurants in 43 states and in 14 countries, including 1,079 Carl’s Jr. restaurants, 1,923 Hardee’s restaurants and 95 La Salsa Fresh Mexican Grill® restaurants.

Conference Call

The Company will host a conference call and webcast on Dec. 13, 2006, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results, discuss the Company’s progress and provide more information on the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

In this earnings release, we provide both net income and income before taxes determined in accordance with generally accepted accounting principles (“GAAP”), and income before taxes adjusted to exclude conversion inducement expense. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the conversion inducement expense to be directly related to operating results for the periods discussed. We believe that use of these non-GAAP financial measures assists our investors by facilitating comparisons to prior period financial results and to the results of our competitors. Adjusted EBITDA is a non-GAAP measure used by our senior lenders to evaluate our ability to service debt. Non-GAAP financial measures are not intended to be a substitute for net income and income before taxes determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	November 6, 2006	November 7, 2005	November 6, 2006	November 7, 2005

Revenue:
Company-operated restaurants	$290,943	$274,822	$982,190	$932,953
Franchised and licensed restaurants and other	73,975	69,291	247,251	236,852

Total revenue	364,918	344,113	1,229,441	1,169,805

Operating costs and expenses:

Restaurant operating costs:
Food and packaging	84,208	80,301	281,595	273,116
Payroll and employee benefits	84,494	81,952	285,831	277,700
Occupancy and other	64,759	62,068	211,989	210,692

Total restaurant operating costs	233,461	224,321	779,415	761,508
Franchised and licensed restaurants and other	55,191	53,521	185,221	182,648
Advertising	16,128	16,334	56,083	56,416
General and administrative	35,893	28,220	113,999	108,105
Facility action charges, net	(10)	733	3,526	3,787

Total operating costs and expenses	340,663	323,129	1,138,244	1,112,464

Operating income	24,255	20,984	91,197	57,341
Interest expense	(3,804)	(5,334)	(15,916)	(17,930)
Conversion inducement expense	(2,807)	—	(6,406)	—
Other income, net	1,874	743	3,423	2,524

Income before income taxes	19,518	16,393	72,298	41,935
Income tax expense	10,061	570	32,457	1,665

Net income	$9,457	$15,823	$39,841	$40,270

Basic income per common share	$0.14	$0.27	$0.64	$0.68

Diluted income per common share (1)	$0.13	$0.23	$0.57	$0.60

Dividends per common share	$0.04	$0.04	$0.12	$0.12

Weighted-average common shares outstanding:
Basic	68,001	59,440	62,233	59,154
Dilutive effect of stock options, warrants, convertible notes and restricted stock	4,004	13,514	10,481	14,266

Diluted	72,005	72,954	72,714	73,420

(1) The interest expense adjustment for the 2023 convertible notes, net of tax, which is added to the Company’s net income for the diluted earnings per share calculation, was $152 and $1,743 for the twelve and forty weeks ended November 6, 2006, respectively, and was $1,125 and $3,750 for the twelve and forty weeks ended November 7, 2005, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

		Trailing Four
	Forty	Fiscal Quarters
	Weeks Ended	Ended November 6,
	November 6, 2006	2006
Net income	$39,841	$194,153
Interest expense	15,916	21,002
Income tax expense	32,457	(106,539)
Depreciation and amortization	47,245	61,438
Facility action charges, net.	3,526	7,764

Adjusted EBITDA	$138,985	$177,818